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FOR IMMEDIATE RELEASE

SURECARE EXECUTES $5 MILLION FUNDING AGREEMENT THROUGH
             CHAPMAN, SPIRA & CARSON, LLC.
-COMPANY TO UTILIZE FUNDING TO AGGRESSIVELY EXECUTE STRATEGIC
                  GROWTH INITIATIVES-

HOUSTON, TX. - MAY 16, 2002 - MEDIQUIK SERVICES, INC. (OTC BB:MDQK), A LEADING PROVIDER IN DISTRIBUTED HEALTHCARE, today announced that the Company has completed the private placement of a $5 million commitment to purchase the Company's common stock arranged through its Wall Street investment banking firm, Chapman, Spira & Carson, LLC. This financing will provide the working capital requisite to achieve key business milestones.

Chapman, Spira & Carson, (www.chapmanspira.com) a New York-based investment banking advisory firm, provides merger and acquisition, corporate finance and advisory services, industry and market expertise and access to capital, both domestically and internationally.

Robert Spira, Chairman of Chapman, Spira & Carson, LLC, stated, "We are most encouraged by the potential SureCare possesses in the distributed healthcare arena. Providing this funding will allow the Company the foundation from which to spearhead its strategic growth plan."

SureCare concurrently announced that the Company has retained DeMonte Associates (www.demonte.com), a well-established New York public relations firm, to perform investor relations activities and create increased exposure for the Company among the retail and institutional community.

"This financing will enable SureCare to consummate many of its strategic milestones including synergistic acquisitions, strategic alliances, increased marketing, sales and profitability, stated Robert Teague, M.D., Chairman and CEO. "As disease focused patient advocates, we contend that SureCare's proprietary patient population model provides the foundation for exponential growth in our highly fragmented industry."

The Company additionally announced that the Annual Meeting of Shareholders will be held at 10AM ON MAY 29, 2002. The Notice of the Annual Meeting distributed with its proxy materials erroneously stated that the Meeting would commence at 8am.
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MediQuik Services, Inc. dba SureCare (www.surecare.md), is a growing distributed healthcare company that provides cost savings to healthcare organizations. Distributed healthcare is a disease-focused linkage of goods distribution with consumer education and experience, while collecting and distributing important clinical outcome data. By providing high quality healthcare resources to the consumer, SureCare seeks to reduce the cost of chronic diseases while improving the consumers' experience. SureCare is also licensed as a durable medical equipment provider for both Medicare and Medicaid programs, and has recently received licensure as a pharmacy in the State of Texas.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934. Investors are cautioned that all statements included in this press release which concern the Company and its operations, other than statements of historical fact, are forward-looking statements. Although the Company believes that forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included herein will be correct or accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Contact:

Cynthia DeMonte
DeMonte Associates
212-473-3700
www.demonte.com
cdemonte@aol.com